Exhibit (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 23, 2017

BlackRock 2022 Global Income Opportunity Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock 2022 Global Income Opportunity Trust —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock 2022 Global Income Opportunity Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 2,060,481 shares (the “Shares”) (including shares subject to an over-allotment option) of the Trust’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”).

This opinion is being furnished to you in accordance with the requirements of sub-paragraph (l) of Item 25 of Part C of Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the notification of registration on Form N-8A (File No. 811-23218) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on December 6, 2016;

(ii) the Registration Statement on Form N-2 (File Nos. 333-214922 and 811-23218) of the Trust relating to the Shares filed with the Commission on December 6, 2016 under the Securities Act and the 1940 Act, as amended by Pre-Effective Amendment No. 1 on January 23, 2017, Pre-Effective Amendment No. 2 on January 26, 2017 and Pre-Effective Amendment No. 3 on February 23, 2017 (such Registration Statement, as so amended, being hereinafter referred to as the “Basic Registration Statement”);

BlackRock 2022 Global Income Opportunity Trust

February 23, 2017

(iii) the Registration Statement of the Trust on Form N-2 filed with the Commission herewith and deemed automatically effective upon filing pursuant to Rule 462(b) under the Securities Act (such Registration Statement, at the time it became effective, together with the Basic Registration Statement being hereinafter referred to as the “Registration Statement”);

(iv) an executed copy of a certificate of Janey Ahn, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(v) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Trust, as issuer, BlackRock Advisors, LLC, as investment advisor to the Trust, and the representatives of the several Underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement;

(vi) a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of February 21, 2017 and certified pursuant to the Secretary’s Certificate;

(vii) a copy of the Trust’s Agreement and Declaration of Trust, dated November 29, 2016 (the “Declaration”), as certified pursuant to the Secretary’s Certificate;

(viii) a copy of the Trust’s By-Laws, as amended and currently in effect, as certified pursuant to the Secretary’s Certificate;

(ix) a copy of certain resolutions adopted by the Board of Trustees of the Trust, adopted on December 2, 2016, relating to the creation, issuance and sale of the Shares and related matters, as certified pursuant to the Secretary’s Certificate; and

(x) a copy of certain resolutions adopted by the pricing committee established by the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Pricing Committee Resolutions”), adopted on February 23, 2017, as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers

BlackRock 2022 Global Income Opportunity Trust

February 23, 2017

and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the Trust and the other parties thereto; and (ii) the Shares are registered in the Trust’s share registry and have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement for the consideration determined by the Board of Trustees (or Pricing Committee thereof), the Shares, when issued and sold, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and the Shares will be validly issued, fully paid, and under the DSTA, the purchasers of the Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares (except as provided in the last sentence of Section 3.8 of the Declaration and except for the obligation of any holders of Shares to repay any funds wrongfully distributed to them).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Opinions” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.